Exhibit 4.58

CONFIDENTIAL TREATMENT REQUESTED

‡ Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (Agreement) is made as of February 1, 2014 by and among

GIANT INTERACTIVE GROUP, INC., a company organized under the laws of the Cayman Islands (the Seller); and

TIGER GLOBAL MAURITIUS FUND, a company organized under the laws of Mauritius (the Purchaser).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1	Purchase and Sale of Interests

1.1	Sale of Interests

1.1.1	Subject to the terms and conditions of this Agreement, the Seller shall sell and transfer to the Purchaser all (100.0%) of its interests in Yunfeng E-Commerce A Fund, L.P. (Yunfeng A) and Yunfeng E-Commerce B Fund, L.P. (Yunfeng B, and together with Yunfeng A, the Yunfeng Funds), representing total capital contributions of US$26,789,168.28 in the case of Yunfeng A and US$23,210,831.72 in the case of Yunfeng B (collectively, the Interests).

1.1.2	Subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Seller the Interests for the aggregate purchase price of US$199,097,266.00 (Purchase Price), which Purchase Price corresponds to a price per Underlying Share (as defined below) set forth on Schedule 1 hereto.

1.2	Closing

1.2.1	Subject to the satisfaction and waiver of the conditions set forth in Section 4 and Section 5, the purchase and sale of the Interests shall take place at 10:00 a.m. New York time on the second (2nd) business day after the satisfaction or waiver of all of the conditions set forth in Section 4 and Section 5, at the offices of Gunderson Dettmer, LLP, counsel to the Purchaser, or at such other time as the Seller and the Purchaser may mutually agree in writing (Closing).

1.2.2	On the date of the Closing, the Purchaser shall pay the total Purchase Price in immediately available cash in U.S. dollars into the bank account designated by the Seller in writing to the Purchaser one business day prior to the Closing, by means of wire transfer and give the Seller the scanned copy of payment proof.

1.2.3	On the date of the Closing, the Seller and the Purchaser shall execute and deliver the assignment and assumption agreements attached hereto as Exhibit B-1 and Exhibit B-2 (collectively, the Assignment and Assumption Agreements), as required by the respective limited partnership agreements of Yunfeng A and Yunfeng B (collectively, Yunfeng Partnership Agreements).

1.2.4	On the date of the Closing, the Seller shall cause the Yunfeng Funds to execute and deliver the Assignment and Assumption Agreements, update the books and records (including the register of limited partnership interests) of each of Yunfeng A and Yunfeng B to be amended to reflect the name and address of the Purchaser and to give effect to the transactions contemplated hereby.

2	Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser as follows:

2.1	Authorization

The Seller has the full power and authority for the execution and delivery of this Agreement, the performance of all obligations of the Seller including the sale and delivery of the Interests being sold hereunder. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material violation of, or material default under, any instrument, judgment, order, writ, decree or contract known to the Seller and applicable to the Interests.

2.2	Consents and Approvals

No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of the Seller in connection with the valid execution and delivery of this Agreement or the performance of the Seller’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing, except (i) for compliance with the applicable requirements of the Securities Act of 1933, as amended (the Securities Act), and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of the New York Stock Exchange (NYSE).

2.3	Title to Interests

2.3.1	Except for the restrictions on transfer arising under applicable securities laws, the Yunfeng Partnership Agreements and the Subscription Agreement of Yunfeng A and Yunfeng B, each dated as of September 22, 2011 , all of the Interests owned and held by the Seller are fully paid and are owned by the Seller, free and clear of any lien, claim, restriction upon transfer, option or security interest (each, an Encumbrance).

2.3.2	Upon the Closing, the Purchaser will acquire valid and transferable title to the Interests, free and clear of any Encumbrance, other than any Encumbrance arising under applicable securities laws and the Yunfeng Partnership Agreements. The Seller is not a party to or, to its knowledge, subject to any agreement or understanding between any persons and/or entities which affects or relates to any voting power associated with the Interests.

2.3.3	Subject in part to the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Interests will be transferred in compliance with the requirements of all applicable U.S. and Cayman Islands securities laws including, to the extent applicable, the United States Securities Act of 1933, as amended from time to time (the 1933 Act).

2.4	Compliance with Other Instruments

The execution, delivery and performance of this Agreement and any ancillary agreements and the consummation of the transactions contemplated hereunder will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of the Seller’s charter (if any) or any other applicable constitutional document, instrument, contract, agreement, judgment, order, writ, decree, statute, rule or regulation applicable to the Seller, in each case if it would either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller’s business or assets.

2.5	Ownership Percentage

2.5.1	The Interests constitute 9.7152% of the total equity interests in Yunfeng A and 11.3636% of the total equity interests in Yunfeng B.

2.5.2	(i) Yunfeng A owns ‡ ordinary shares of Alibaba Group Holding Limited (the Company), representing ‡% of the outstanding ordinary shares (calculated on a fully diluted and as-converted basis, including all shares reserved for issuance (whether or not issued) under any equity incentive plan or arrangement) of the Company, free and clear of any and all Encumbrances and (ii) Yunfeng A has no other assets or liabilities of any kind or nature, whether or not fixed, contingent, matured, or otherwise. The Yunfeng A Interests represent the ownership, free and clear of any Encumbrances, of ‡ ordinary shares of the Company (the Yunfeng A Company Shares).

2.5.3	(i) Yunfeng B owns ‡ ordinary shares of the Company, representing ‡% of the outstanding ordinary shares (calculated on a fully diluted and as-converted basis, including all shares reserved for issuance (whether or not issued) under any equity incentive plan or arrangement) of the Company, free and clear of any and all Encumbrances, and (ii) Yunfeng B has no other assets or liabilities of any kind or nature, whether or not fixed, contingent, matured, or otherwise. The Yunfeng B Interests represent the ownership, free and clear of any Encumbrances, of ‡ shares of the Company (the Yunfeng B Company Shares; the Yunfeng A Company Shares and Yunfeng B Company Shares, as adjusted from and after the date of this Agreement for share splits, combinations, reorganizations, recapitalizations and the like, together with any and all dividends and distributions payable in respect of the foregoing from and after the date of this Agreement, are collectively referred to herein as the Underlying Shares).

2.6	Sophisticated Seller

The Seller: (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Interests, and (c) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller acknowledges that neither the Purchaser nor the Purchaser’s affiliates or agents is acting as a fiduciary or financial or investment adviser to the Seller, and that neither the Purchaser nor the Purchaser’s affiliates or agents have given the Seller any investment advice, opinion or other information on whether the sale of the Interests is prudent. The Seller acknowledges that (i) the Purchaser or the Purchaser’s affiliates or agents currently may have, and later may come into possession of, information with respect to the Company or the Yunfeng Funds that is not known to the Seller and that may be material to a decision to sell the Interests (Seller Excluded Information) and (ii) the Seller has determined to sell the Interests notwithstanding its lack of knowledge of the Seller Excluded Information. The Seller acknowledges the price for the Interests may significantly appreciate or depreciate over time and by agreeing to sell the Interests to the Purchaser pursuant to this Agreement, the Seller is giving up the opportunity to sell the Interests at a possible higher price in the future. The Seller understands that the Purchaser will rely on the accuracy and truth of the foregoing representations, and the Seller hereby consents to such reliance.

2.7	Transfer for Own Account

The Seller is selling the applicable Interests for the Seller’s own account only and not with a view to, or for sale in connection with, a distribution of the applicable Interests within the meaning of the 1933 Act. No portion of the applicable Purchase Price for the applicable Interests will be received indirectly by the Company.

2.8	No General Solicitation

At no time has the Seller presented the Purchaser with or solicited the Purchaser through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the transfer of the Interests.

2.9	No Broker-Dealer

The Seller has not effected this transfer of Interests by or through a broker-dealer in any public offering.

2.10	Disclosure

No representation or warranty of the Seller contained in this Agreement or any certificate furnished or to be furnished by the Seller to the Purchaser at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

3.1	Authorization

The Purchaser has full power and authority for the execution and delivery of this Agreement, the performance of all obligations of the Purchaser including the purchase of the Interests being sold hereunder and the payment of the Purchase Price to the Seller. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

3.2	Purchase Entirely for Own Account

The Purchaser hereby confirms that the Interests to be received by the Purchaser will be acquired for investment for the Purchaser’s own account only, not as a nominee or agent, and not with a view to, or for sale in connection with, a distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in each case within the meaning of the 1933 Act. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Interests. The Purchaser hereby acknowledges that the Seller enters into this Agreement with the Purchaser in reliance upon the Purchaser’s foregoing representation to the Seller in this Section 3.2.

3.3	Consents and Approvals

No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of the Purchaser in connection with the valid execution and delivery of this Agreement or the performance of the Purchaser’s obligations hereunder, other than consents, approvals or authorizations that have been obtained or will have been obtained prior to the Closing.

3.4	Compliance with Other Instruments

The execution, delivery and performance of this Agreement and any ancillary agreements and the consummation of the transactions contemplated hereunder will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of the Purchaser’s charter or any other applicable constitutional document, instrument, contract, agreement, judgment, order, writ, decree, statute, rule or regulation applicable to the Purchaser, in each case if it would either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser’s business or assets.

3.5	No General Solicitation

At no time has the Purchaser been presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Interests.

3.6	Compliance with Securities Laws

The Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by the Seller and the Purchaser herein and the bona fide nature of the Purchaser’s investment intent, the Interests are not being registered under the 1933 Act or otherwise, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of applicable securities laws.

3.7	Restricted Securities

The Purchaser understands that the Interests are “restricted securities” under applicable securities laws and that, pursuant to these laws, the Purchaser must hold the Interests indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Interests, requirements relating to the Company which are outside of the Purchaser’s control, and which the Company may not be able to satisfy.

3.8	Sophisticated Purchaser

The Purchaser: (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Interests, and (c) has independently and without reliance upon the Seller, and based on such information and the advice of such advisors as the Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Purchaser acknowledges that neither the Seller nor the Seller’s affiliates or agents is acting as a fiduciary or financial or investment adviser to the Purchaser, and that neither the Seller nor the Seller’s affiliates or agents have given the Purchaser any investment advice, opinion or other information on whether the purchase of the Interests is prudent. The Purchaser acknowledges that (i) the Seller or the Seller’s affiliates or agents currently may have, and later may come into possession of, information with respect to the Yunfeng Funds or the Company that is not known to the Purchaser and that may be material to a decision to purchase the Interests (Purchaser Excluded Information) and (ii) the Purchaser has determined to purchase the Interests notwithstanding its lack of knowledge of the Purchaser Excluded Information. The Purchaser acknowledges the price for the Interests may significantly appreciate or depreciate over time and by agreeing to purchase the Interests from the Seller pursuant to this Agreement, the Purchaser is giving up the opportunity to purchase the Interests at a possible lower price in the future. The Purchaser understands that the Seller will rely on the accuracy and truth of the foregoing representations, and the Purchaser hereby consents to such reliance.

3.9	No Broker-Dealer

The Purchaser has not effected this purchase of Interests by or through a broker-dealer in any public offering.

3.10	Disclosure

No representation or warranty of the Purchaser contained in this Agreement or any certificate furnished or to be furnished by the Purchaser to the Seller at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4	Conditions of the Purchaser’s Obligations at Closing

The obligations of the Purchaser hereunder are subject to the fulfilment on or before the Closing of each of the following conditions, unless they are waived by the Purchaser in writing:

4.1	Representations and Warranties

The representations and warranties of the Seller contained in Section 2 shall continue to be true and correct on and as of the Closing.

4.2	Performance

The Seller shall have obtained all internal approvals, and performed and complied with all agreements and obligations of the Seller contained in this Agreement and any ancillary documents, which are necessary for the performance of this Agreement.

4.3	Agreements

None of the Requisite Parties (as defined below) shall have revoked or threatened to revoke the Side Letter (as defined below) and the Side Letter shall remain fully enforceable against all Requisite Parties at the Closing. The Seller and the other parties thereto (other than the Purchaser) shall each have entered into the Assignment and Assumption Agreements attached hereto as Exhibit B-1 and Exhibit B-2.

5	Conditions of the Seller’s Obligations at Closing

The obligations of the Seller hereunder are subject to the fulfilment on or before the Closing of each of the following conditions, unless they are waived by the Seller in writing:

5.1	Representations and Warranties

The representations and warranties of the Purchaser contained in Section 3 shall continue to be true and correct on and as of the Closing.

5.2	Payment of Purchase Price

The Purchaser shall have delivered to the Seller the Purchase Price.

5.3	Performance

The Purchaser shall have obtained, performed and complied with all agreements, obligations and conditions contained in this Agreement and any ancillary agreements, that are necessary for such Purchaser’s performance of this Agreement.

5.4	Joinder

The Purchaser and the other parties thereto (other than the Seller) shall each have entered into the Assignment and Assumption Agreements in the form attached hereto as Exhibit B-1 and Exhibit B-2.

5.5	Sider Letter

None of the parties to the Side Letter shall have revoked or threatened to revoke the Side Letter and the Side Letter shall remain in full force and effect at the Closing.

6	Confidentiality

Each party to this Agreement agrees that any information regarding the terms or facts related to this Agreement and the transactions contemplated hereunder shall, in each case, be kept confidential and not publicly disclosed, except for such disclosure as may be required by law or applicable stock exchange rules and regulations or to their respective service providers (on a need to know basis) or underlying investors (as applicable); provided that each such service provider or underlying investor is subject to substantially similar terms of confidentiality and that the Purchaser and the Seller, as applicable, shall be responsible for any breaches of confidentiality obligations by their respective service providers or underlying investors (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy a damaged party may have against such service providers or underlying investors with respect to such breach).

7	Further Assurances

Without limiting the representations and warranties set forth in this Agreement, each of the parties agrees to execute such further documents and instruments, including if necessary such waivers and amendments to the Yunfeng Partnership Agreements, as are necessary to give effect to the transactions contemplated by this Agreement.

8	Miscellaneous

8.1	Survival of Warranties

Except as otherwise provided herein, the confidentiality obligations, warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for 24 months.

8.2	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Interests). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other parties hereto; provided, however, that the Purchaser or Seller may assign its rights and obligations under this Agreement in connection with the Purchaser’s transfer of Interests to or the Seller’s transfer of the obligation to sell Interests to an entity that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Purchaser or Seller, as the case may be; provided further that the Seller may assign its rights and obligations under this Agreement to the surviving company upon a merger to which the Seller is a party.

8.3	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to its principles of conflicts of laws.

8.4	Counterparts

This Agreement may be executed in counterparts (including facsimile signatures or other electronic signatures), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; provided, however, for purposes of electronic mail, so long as a receipt of such electronic mail is requested and received, (iii) 7 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) 2 days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto.

8.6	Finder’s Fee

Each party represents that it neither is nor will be obligated for any finders’ fee or other similar commission in connection with this transaction that may be imposed on the other party.

8.7	Amendments and Waivers

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Purchaser and the Seller.

8.8	Taxes

Each of the Seller and Purchaser shall be responsible for its own taxes in connection with the transactions contemplated by this Agreement.

8.9	Entire Agreement

This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein

8.10	Expenses

All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

8.11	Effectiveness

The provisions of this Agreement (other than Section 6) shall become effective upon the later to occur of (x) when each party hereto shall have received a counterpart hereof signed by the other party hereto and (y) when the Yunfeng Funds. Yunfeng E-Commerce A GPGP Limited, Yunfeng E-Commerce B GPGP Limited and Jack Yun Ma (collectively, the Requisite Parties) shall each have ececuted and delivered to the Purchaser by 5 p.m. New York time on February 10, 2014 a Side Letter in substantially the form attached hereto as Exhibit A (the Side Letter).

[The Remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date first indicated above.

PURCHASER

TIGER GLOBAL MAURITIUS FUND

By:
Name:
Title:
Address:

Signature Page to the Interest Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date first indicated above.

SELLER

GIANT INTERACTIVE GROUP, INC.

By:
Name:
Title:
Address:

Signature Page to the Interest Purchase Agreement

SCHEDULE 1

Purchase Price

Purchaser	Seller	Applicable Yunfeng Fund	Purchase Price (US$)

TIGER GLOBAL MAURITIUS FUND	GIANT INTERACTIVE GROUP, INC.	YUNFENG E-COMMERCE A FUND, L.P.	US$54.90 per Underlying Share

TIGER GLOBAL MAURITIUS FUND	GIANT INTERACTIVE GROUP, INC.	YUNFENG E-COMMERCE B FUND, L.P.	US$54.90 per Underlying Share

Total			US$199,097,266.00

SCHEDULE 1

EXHIBIT A

Side Letter

EXHIBIT B-1

Yunfeng E-Commerce A Fund, L.P. Assignment and Assumption Agreement

EXHIBIT B-2

Yunfeng E-Commerce B Fund, L.P. Assignment and Assumption Agreement